Exhibit 99.2

EDITORIAL CONTACTS:

Tami Casey

Imperva

tami.casey@imperva.com

Lucy Harvey

Eskenzi PR

imperva@eskenzipr.com

Imperva Appoints Roger Sippl to its Board of Directors

Database pioneer brings nearly four decades of renowned innovation and entrepreneurial experience to Imperva Board

Redwood Shores, Calif. – December 20, 2016 – Imperva, Inc. (NASDAQ: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced that industry pioneer Roger Sippl has joined its board of directors. Sippl is a serial entrepreneur whose accomplishments include founding his first company, Informix, at the age of 24, and taking three companies through an IPO.

“Roger’s renowned expertise, leadership and rich industry insight will be a tremendous asset to the board,” said Anthony Bettencourt, president, chief executive officer and chairman of the board of Imperva. “In addition, his ground-breaking work in database technology will provide a unique point-of-view as we continue to deliver SecureSphere data protection solutions that address database security and compliance with best-in-the-industry database auditing and real-time protection. We are thrilled to welcome Roger to our amazing board representing a cross-section of business leaders, and look forward to working together to create value for our customers and shareholders.”

Roger Sippl, the managing partner at Sippl Investments, LLC, is a Silicon Valley software pioneer, entrepreneur and innovator. For more than 30 years, his contributions have helped shape the enterprise software technology market. As founder and CEO, Sippl led Informix Software in pioneering SQL relational databases and took the company public; it is now part of IBM. He was co-founder and chairman of The Vantive Corporation, a leader in customer relationship management (CRM), which went public before becoming part of PeopleSoft/Oracle. As founder and CEO of Visigenic Software, he helped pioneer distributed object computing and the creation of the application server; Visigenic was acquired by Borland after becoming a public company. Sippl served as chairman of Elastic Intelligence which developed a real-time, SQL-based platform-as-a-service for connecting to SaaS-based data; it was acquired by Intuit. Sippl has served on more than 20 for profit boards and currently serves on the boards of Dokkio, Jive Communications and the MiddleBridge School. He holds a Bachelor of Science degree in computer science from the University of California at Berkeley.

“I’ve spent nearly four decades pioneering the way data is collected, stored, accessed and monetized, and I look forward to advising the team as they deliver solutions that help companies protect that valuable data,” said Sippl. “I am honored to join the company at this juncture as cyber security is a significant concern, and high-profile breaches are prevalent. I am eager to help support the Board and management team capitalize on the opportunities in front of us.”

About Imperva

Imperva® (NASDAQ: IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the-minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2016 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, CounterBreach, Incapsula, SecureSphere and Skyfence are trademarks of Imperva, Inc. and its subsidiaries.

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